UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

RICEBRAN TECHNOLOGIES
(Name of Registrant as Specified in Its Charter)

LF-RB MANAGEMENT, LLC GARY L. HERMAN MICHAEL GOOSE STEPHEN D. BAKSA LARRY Hopfenspirger RICHARD JACINTO II EDWARD M. GILES RICHARD BELLOFATTO
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

DATED JUNE 1, 2016

LF-RB MANAGEMENT, LLC

720 Fifth Avenue, 10th Floor

New York, NY 10019

June     , 2016

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Dear Fellow Shareholder:

LF-RB Management, LLC, a Delaware corporation (“LF-RB”), and certain of the other participants in this solicitation named below (collectively, the “LF-RB Group”, “we”, “us” or “our”) are the beneficial owners of an aggregate of 952,569 shares of common stock, no par value (“Common Stock”), of RiceBran Technologies, a California corporation (“RiceBran” or the “Company”), as of the date of the attached proxy statement (the “Proxy Statement”), representing approximately 9.0% of the outstanding shares of Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Company’s Board of Directors (the “Board”) are necessary in order to ensure that the Company is being run in a manner consistent with the best interests of all shareholders and to unlock the Company’s potential for growth.  We are seeking your support at the annual meeting of shareholders of the Company scheduled to be held at Scottsdale Plaza Resort, 7200 N. Scottsdale Road, Scottsdale, Arizona  85253, on Wednesday, June 22, 2016, beginning at 9:00 a.m. local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).

It should be no surprise that we are deeply concerned by the current Board’s failure to address the Company’s prolonged underperformance and its seeming inability to hold current management accountable for its track record of ineffectiveness, as evidenced by, among other things, the Company’s stock price performance and net losses. The upcoming Annual Meeting represents a major opportunity for you, as fellow RiceBran shareholders, to express your dissatisfaction with the status quo and make an indelible statement that leadership change is mandatory by voting to elect our five highly qualified nominees, Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal (the “LF-RB Nominees”), to the Board at the Annual Meeting.  For more information on the qualifications and backgrounds of our nominees, see “Proposal No. 1 – Election of Directors.”

Putting aside the long-term record of mismanagement, RiceBran otherwise possesses all of the components of a successful company: a unique food product, proprietary and patented technology and a large and growing addressable market.  Despite the many opportunities to create shareholder value, RiceBran investors have suffered significantly over the past four years under the oversight of the current Board, and for a longer period, if the tenure of senior management is considered.  Over the period from December 31, 2012 to present, RiceBran’s Common Stock has experienced an absolute stock price decline of 86.2%, from $10.80 per share to $1.49 per share as of May 30, 2016 (in each case, giving effect to a reverse stock split effective as of November 2013).

We are seeking your support at the Annual Meeting to elect our five (5) highly qualified director candidates, who possess considerable credibility, decades of relevant experience, talent and, above all else, a deep commitment to creating shareholder value, which are attributes that we believe are notably lacking from today’s Board.  The LF-RB Group methodically recruited each of the nominees for specific skill sets and industry expertise that the LF-RB Group believes have been missing for too long on the RiceBran Board. The individuals we have nominated are highly-qualified, capable and ready to serve shareholders to help make RiceBran a stronger, profitable, and ultimately more valuable company.

Through the attached Proxy Statement, we are soliciting proxies to elect the five (5) LF-RB Nominees, for the reasons stated above. According to publicly available information, the Board is currently composed of seven (7) directors, all of whom are up for election at the Annual Meeting to serve a one (1) year term expiring at the 2017 annual meeting of shareholders and until their respective successors have been selected and qualified.  The Company’s Board nominees are the same individuals who have served on the Company’s Board, in whole or in part, since at least 2012. During this period of oversight by the current Board, the Company generated net losses attributable to RiceBran shareholders of ($8,268,000), ($23,029,000), ($15,021,000) and ($9,509,000) in 2015, 2014, 2013 and 2012, respectively, and annual revenues for 2015, 2014, 2013 and 2012 have stagnated at around the $40 million level.

If successful in this solicitation, the Board will be composed of the LF-RB Nominees—Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal—and the two (2) Company director nominees receiving the highest number of votes in favor of his or her election at the Annual Meeting. The foregoing statement does not take into account different voting outcomes reached in the event of other nominations or the ultimate impact of cumulative voting. If all five (5) of our nominees are elected, they will represent a majority of the members of the Board. There can be no assurance that any incumbent director will serve as a director if one or more of the LF-RB Nominees are elected to the Board. Each of the LF-RB Nominees, if elected at the Annual Meeting, will serve as a director until the Company’s 2017 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, or until his or her death, resignation or removal.

We are soliciting proxies to elect only the LF-RB Nominees listed herein. Accordingly, the enclosed GOLD proxy card may only be voted for the LF-RB Nominees and does not confer voting power with respect to any of the Company’s director nominees. Shareholders who return the GOLD proxy card will only be able to vote for the five LF-RB Nominees listed on the card, and will not have the opportunity to vote for the additional two (2) directors up for election at the Annual Meeting.

The members of the LF-RB Group consist of LF-RB, Gary Herman, a Managing Member of LF-RB (“Mr. Herman”), Michael Goose, a Managing Member of LF-RB (“Mr. Goose”), Stephen D. Baksa (Mr. Baksa”), Larry Hopfenspirger (“Mr. Hopfenspirger”), Richard Bellofatto (“Mr. Bellofatto”), Edward M. Giles (“Mr. Giles”) and Richard Jacinto II (“Mr. Jacinto”) (collectively, the “LF-RB Group”).  Each member of the LF-RB Group is a participant in this solicitation.   For additional information on the LF-RB Group, see page     .

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today in the enclosed postage paid envelope, whether or not you attend the Annual Meeting.  The attached Proxy Statement and GOLD proxy card are first being furnished to the Company’s shareholders on or about June     , 2016.

THE LF-RB GROUP URGES YOU NOT TO SIGN ANY PROXY CARD THAT IS SENT TO YOU BY THE COMPANY, EVEN AS A FORM OF PROTEST, BECAUSE THIS WILL INVALIDATE ANY GOLD PROXY CARD YOU MAY HAVE PREVIOUSLY SUBMITTED. By executing the GOLD proxy card, you will authorize us to vote FOR the election of the five LF-RB Nominees. If you have already sent a proxy card furnished by RiceBran’s management, you have every right to revoke it and change your vote by signing, dating and returning a later dated GOLD proxy card in the enclosed postage paid envelope prior to the Annual Meeting, or by voting in person at the Annual Meeting.  Only your latest dated and signed proxy card counts!

If your shares are held in the name of a brokerage firm, bank or other nominee or custodian, only that firm can vote your shares and, with respect to the election of directors, that firm can only vote your shares if it receives your specific instructions. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute the GOLD proxy card on your behalf, including FOR the LF-RB Nominees.

YOUR VOTE IS IMPORTANT. If you agree that the LF-RB Nominees to the Board of Directors are a better alternative for the Company and for future shareholder value, please vote for the election of the LF-RB Nominees, no matter how many or how few shares you own.

If you have any questions or require assistance in voting your GOLD proxy card, please contact Alliance Advisors, LLC, the firm that is assisting us in this solicitation, at their address and toll-free number listed below.

Thank you for your support,

On behalf of the LF-RB Nominees,

Sincerely,

Gary Herman

Managing Member

LF-RB Management, LLC

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of the LF-RB Participants’ proxy materials, please call:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

855-742-8269

(Banks and Brokers please call: 855-742-8269)

2016 ANNUAL MEETING OF SHAREHOLDERS

OF

RICEBRAN TECHNOLOGIES

PROXY STATEMENT

OF

LF-RB MANAGEMENT, LLC AND THE LF-RB GROUP

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

LF-RB Management, LLC, a Delaware limited liability company (“LF-RB”), Gary L. Herman, a Managing Member of LF-RB (“Mr. Herman”), Michael Goose, a Managing Member of LF-RB (“Mr. Goose”), Stephen D. Baksa (Mr. Baksa”), Larry Hopfenspirger (“Mr. Hopfenspirger”), Richard Bellofatto (“Mr. Bellofatto”), Edward M. Giles (“Mr. Giles”) and Richard Jacinto II (“Mr. Jacinto”) (collectively, the “LF-RB Group”) are, in the aggregate, significant shareholders of RiceBran Technologies, a California corporation (“RiceBran” or the “Company”).  Each member of the LF-RB Group is a participant in this solicitation.  For additional information on the LF-RB Group, see page . We believe that the Company’s Board of Directors (the “Board”) must be significantly reconstituted to ensure that the Board takes the necessary steps for the Company’s shareholders to realize the maximum value of their investment.  We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to create and build the value of your investment in the Company. We are therefore seeking your support at the annual meeting of shareholders of the Company, scheduled to be held at the Scottsdale Plaza Resort, 7200 N. Scottsdale Road, Scottsdale, Arizona 85253, on Wednesday, June 22, 2016, beginning at 9:00 a.m. local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following purposes:

1.	To elect the LF-RB Group’s five (5) director nominees, Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal (the “LF-RB Nominees”), to serve as directors until the 2017 annual meeting of shareholders and until their respective successors are duly elected and qualified;

2.	To vote, on a non-binding advisory basis, against the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

4.	To transact such other business that is properly presented before the Annual Meeting or any adjournment or postponement thereof.

We are seeking your support at the Annual Meeting to elect the five (5) LF-RB Nominees.  According to publicly available information, the Board is currently composed of seven (7) directors, all of whom are up for election at the Annual Meeting to serve a one (1) year term expiring at the 2017 annual meeting of shareholders and until their respective successors have been selected and qualified.

As of the date of this Proxy Statement, the members of the LF-RB Group beneficially own an aggregate of 952,569 shares of common stock of the Company, no par value ( “Common Stock”), which currently represent approximately 9.0% of the issued and outstanding shares of Common Stock, all of which are entitled to be voted at the Annual Meeting. We intend to vote all of our shares of Common Stock (i) FOR the election of the LF-RB Nominees; (ii) AGAINST the approval of the compensation of the Company’s named executive officers and (iii) FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. With respect to the election of directors, we intend to vote our shares in accordance with cumulative voting at the Annual Meeting in favor of our LF-RB Nominees in order to elect as many of the LF-RB Nominees as possible.

The Company has set the close of business on April 25, 2016 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof (the “Record Date”).  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  As of the Record Date, there were 10,496,399 shares of Common Stock outstanding, as set forth in the Company’s public filings. The mailing address of the principal executive offices of the Company, as set forth in the Company’s public filings, is RiceBran Technologies, 6720 N. Scottsdale Road, Suite # 390, Scottsdale, Arizona 85253.

This proxy statement (this “Proxy Statement”) and the enclosed GOLD proxy card are first being furnished to shareholders on or about June        , 2016.

THIS SOLICITATION IS BEING MADE BY THE LF-RB GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH THE LF-RB GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING THE LF-RB GROUP URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE LF-RB NOMINEES. RETURNING THE ENCLOSED GOLD PROXY CARD WILL NOT AFFECT YOUR RIGHT TO ATTEND AND VOTE AT THE ANNUAL MEETING.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY RICEBRAN MANAGEMENT, THE COMPANY OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE LF-RB NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED AND SIGNED PROXY CARD IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD FOR THE ANNUAL MEETING TO THE LF-RB GROUP, C/O ALLIANCE ADVISORS, LLC, THE FIRM WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF RICEBRAN (WITH A COPY TO ALLIANCE ADVISORS, LLC), OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

JUNE 22, 2016

The LF-RB Group proxy materials and our GOLD proxy card are available at

http://www.viewproxy.com/RIBT/LF-RBmanagement/2016.

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.  The LF-RB Group urges you to sign, date and return the enclosed GOLD proxy card today to vote FOR the election of the LF-RB Nominees and AGAINST Proposal No. 2. The LF-RB Group makes no recommendation with respect to Proposal No. 3 and intends to vote FOR Proposal No. 3. For more information about voting and the enclosed proxy card, see “Voting & Proxy Procedures.”

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it today to the LF-RB Group, c/o Alliance Advisors, LLC (“Alliance Advisors”), in the enclosed postage-paid envelope.

•	If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such shares and only upon receipt of your specific instructions. You will receive voting material from that broker, bank or other custodian. Accordingly, please provide your broker or bank with voting instructions to vote on your behalf the GOLD proxy card as requested by them. If you hold your shares in a brokerage or bank account, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Annual Meeting.

•	In addition, if you hold your shares of Common Stock in a brokerage or bank account, your broker, bank or other custodian may allow you to provide your voting instructions by telephone or Internet. Please follow the instructions on the enclosed GOLD voting form. We urge you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the LF-RB Group, c/o Alliance Advisors, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Please be aware that even if you return management’s proxy card marked “withhold” as a protest against the Company’s current directors, doing so would revoke any GOLD proxy card you may have previously sent to the LF-RB Group.  Remember, you can vote for LF-RB’s five (5) nominees only on our GOLD proxy card.  Therefore, please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions regarding your proxy,

or need assistance in voting your GOLD proxy card, please contact Alliance Advisors                                           at the phone numbers listed below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

855-742-8269

(Banks and Brokers please call: 855-742-8269)

BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•	On previous occasions in the past several years, members of the LF-RB Group conducted sporadic dialogue with the Company’s management, identifying various aspects of the Company’s performance that required improvement or enhancement. In Fall 2015, the LF-RB Group commenced in earnest its monitoring and examination of the Company, its strategy and financial condition.

•	On April 25, 2016, LF-RB, Mr. Herman, Mr. Jacinto, Mr. Bellofatto and Mr. Hopfenspirger entered into a Voting Agreement (the “Voting Agreement”), pursuant to which each such signatory appointed LF-RB as his proxy and attorney-in-fact to vote his shares of Common Stock with regard to any question, action, resolution, election or other matter presented to the shareholders of the Company. In addition, each of Messrs. Baksa and Giles informally agreed to consult with LF-RB with respect to actions taken by him with respect to the shares of Common Stock owned by him.

•	On April 29, 2016, LF-RB, Mr. Herman, Mr. Goose, Mr. Baksa, Mr. Jacinto, Mr. Bellofatto, Mr. Hopfenspirger and Mr. Giles, as the initial members of the LF-RB Group, filed their initial Schedule 13D (the “Original Schedule 13D”) disclosing their beneficial ownership of more than 9.0% percent of the issued and outstanding shares of Common Stock. The filing also included a letter to the Company’s Chairman of the Board highlighting a number of concerns of the LF-RB Group. In the same letter, LF-RB proposed a number of action steps that it believed would create shareholder value and enable RiceBran to reach its full potential, including, among others, (i) changes in management and the Board and replacement by with experienced food industry candidates and (ii) recommending that management and the Company’s financial resources be focused in the United States to maximize the potential of the strong domestic market. In connection with the preparation and filing of the Original Schedule 13, the LF-RB Group members also entered into a Joint Filing Agreement, dated April 27, 2016. Also on April 29, 2016, Mr. Herman spoke with Robert Schweitzer, the Company's Chairman, informing him of the filing of the Original Schedule 13D by the LF-RB Group.

•	On April 29, 2016, the Company filed its initial definitive proxy statement relating to the Annual Meeting.

•	On May 10, 2016 there was a conference call between Messrs. Herman, Goose and Baksa of LF-RB and Robert Schweitzer and Peter Woog of RiceBran. During the call the parties discussed various issues of the Company, the concerns of LF-RB and the importance of scheduling a meeting in New York City.

•	On May 11, 2016, the Company filed a revised definitive proxy statement to, among other things, update the beneficial ownership table contained in its proxy statement to include the ownership interests of the LF-RB Group and its members, which were omitted from the table contained in the Company’s definitive proxy statement filed April 29, 2016.

•	On May 19, 2016, LF-RB, Mr. Herman, Mr. Goose, Mr. Baksa, Mr. Jacinto, Mr. Bellofatto, Mr. Hopfenspirger and Mr. Giles filed Amendment No. 1 to their Schedule 13D to correct the calculation of the percentage of shares of Common Stock beneficially owned by the LF-RB Group as of such date and to include an additional letter to the Company’s management and the Voting Agreement as exhibits.

•	On May 25, 2016, several members of LF-RB Group, including Mr. Herman, Mr. Goose and Mr. Baksa, met with Robert C. Schweitzer, the Company’s Chairman of the Board, and Company director Peter A. Woog. At this meeting, the LF-RB Group presented the Company’s representatives with three requests: (1) postpone the date of the Annual Meeting by at least 45 days to allow for further discussions between the RF-LB Group, the Board and senior management, (2) hire Mr. Goose as a Chief Operating Officer or Co-Chief Executive Officer of the Company, and (3) nominate candidates recommended by the LF-RB Group to a majority of the seats on the Board. Following the meeting, Pepper Hamilton LLP, counsel to the LF-RB Group, communicated by letter to the Company that if, by 12:00 pm (New York time ) on May 26, 2016, the Board did not agree to postpone the Annual Meeting, the LF-RB Group will have no alternative but to commence the preparation and filing of a proxy statement for the Annual Meeting to propose its nominees for election to the Board.

•	On May 26, 2016, the Company, through its legal counsel Weintraub Tobin Chediak Coleman Grodin Law Corporation, communicated by email correspondence to Pepper Hamilton that the Company and the Board would be willing to consider the points raised by the LF-RB Group during the May 25, 2016 meeting, the Board would not be able to come to a decision with respect to postponing the date of the Annual Meeting and/or related matters by May 26, 2016.

•	On May 31, 2016, members of the LF-RB Group collectively representing over 5% of the issued and outstanding Common Stock sent a demand letter to the Company, requesting certain information about the Company's shareholders in accordance with Section 1600 of the California Corporations Code. On the same date, members of the LF-RB Group collectively representing over 5% of the issued and outstanding Common Stock sent a letter to the Company’s Secretary, formally nominating Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal for election to the Board at the Annual Meeting.

•	On June 1, 2016, the LF-RB Group also filed its preliminary proxy statement in connection with the Annual Meeting.

REASONS FOR THE SOLICITATION

Enhancement of the Company’s Board Is Needed Now To

Restore the Company’s Growth Prospects and Unlock Shareholder Value

Many of the members of the LF-RB Group are long-term shareholders of the Company. We continue to believe RiceBran possesses immense value and earnings potential, but we have lost faith in the ability of incumbent management and the current Board to act in the best interest of, and create sustainable value for, all shareholders. LF-RB’s management has conducted extensive due diligence on the Company. In doing so, we have carefully analyzed the Company’s operating and financial performance as well as the competitive landscape in the food products industry in which it operates.

For over a year, certain members of the LF-RB Group have maintained an ongoing dialogue with the Company’s Board and management team to discuss our concerns and opportunities that we believe are available to create value for the benefit of all RiceBran shareholders. Our interests are fully aligned with the interests of all RiceBran shareholders. We believe RiceBran is significantly undervalued due to poor execution in multiple areas, including, in our view, the Board’s undisciplined approach to capital allocation. Despite our sincere efforts to engage constructively with the Company, we have been continuously disappointed by RiceBran’s lack of urgency in addressing our concerns and the opportunities that we have identified. As a result, we do not have confidence that the Board, as currently composed, will take the necessary steps to maximize opportunities for value creation.

The current Board has engaged in several rounds of financing in the aggregate of more than $30 million, which have been dilutive to the shareholders. Further, based on our interactions with the Board, and what we believe to be an unacceptable approach towards governance and strategy, we do not believe the current members of the Board are acting in the best interest of all shareholders, or that they have the experience or ability to turn around the Company. Indeed, The Company has missed its business and financial projections and has suspended providing guidance to shareholders.1 At this point, the LF-RB Group believes the only way for shareholders to protect the value of their investment is by adding a fresh perspective to the Board by appointing new directors to be voted on by shareholders.

We view the Company’s primary business opportunities to be in the functional food, beverage and nutraceutical sectors. Despite creating a unique and valuable protein/fiber food ingredient product set, the Company’s products have not effectively penetrated the market or gained significant product adoption or achieved expectation in a growing market. The few supply agreements and joint ventures that the Company has announced have been disappointing in terms of revenues received. The following are examples of the concerns we are referring to:

☐	Inability to deliver a highly sought after product to end users, due to lack of distribution with key strategic customers.
☐

Management significantly missed its 2015 guidance for total revenue of $67 million and positive EBITDA margins of 10%-12%.[2] Rather, the Company generated a mere $40 million in revenue and negative EBITDA of ($1,175,000).[3]

☐	Annual revenues for 2015, 2014, 2013 and 2012 have stagnated at around the $40 million level.[4]

1 Edited Transcript of Q4 2015 RiceBran Technologies Earnings Call, March 31, 2016, Thomson Reuters StreetEvents.

2 Transcript from the Q3-2014 earnings call held on November 14, 2014.

3 Company’s Annual Report on Form 10-K filed on March 30, 2016.

4 Company’s Annual Reports on Form 10-K filed on March 30, 2016, March 31, 2015, April 1, 2014 and April 1, 2013.

We therefore believe that urgent change is needed on the RiceBran Board. We are soliciting your support to elect the LF-RB Nominees at Annual Meeting, who we believe would bring significant and relevant experience, new insight and fresh perspectives to the Board. This Annual Meeting is a critical opportunity at which to begin realizing such change, in particular prior to the appointment of a new CEO to succeed W. John Short, so that we can play an active role in selecting a proven leader as CEO to begin to rebuild and revitalize the Company. The LF-RB Group’s choice for CEO is Mr. Michael Goose, one of the LF-RB Nominees, in light of his qualifications and expertise described under “Proposal No. 1 – Election of Directors.”

We also contend that the Company’s proposed Board lacks an expert in the type of fundamental corporate restructuring that the Company must undertake. The tasks that lie ahead for this Board remain significant—including critical cost-cutting and further leveraging of the Company’s brand and market knowledge—to effectively capitalize on market opportunities and chart a sustainable strategic course to profitability.

Our Goal: To Maximize Long-Term Value for All Shareholders

 Our goal is simple: to maximize long-term value for all shareholders. If elected, the LF-RB Nominees will immediately review the Company’s current strategy, capital allocation and corporate governance practices with a view toward revitalizing its market position in order to rebuild a profitable long-term foundation for success. Our nominees have the requisite finance, corporate governance, brand management, food industry and capital allocation expertise to effect fundamental changes to the Company’s strategy, execution and governance.

We are Concerned with the Company’s Prolonged Stock Price Underperformance Under the Current Board Leadership

Under the watch of current directors and management, RiceBran’s shares of Common Stock have dramatically underperformed the Russell 3000 Index and a peer group selected by the LF-RB Group. Over the period from December 31, 2012 to May 30, 2016, RiceBran’s Common Stock has experienced an absolute stock price decline of 86.2%, from $10.80 per share to $1.49 per share as of May 30, 2016 (in each case, giving effect to a reverse stock split effective as of November 2013). During the same period, an industry peer comparison group selected by the LF-RB Group delivered a median positive total return of 39.8%,5 while the Russell 3000 delivered a total return of 56.2%.6

We Believe Substantial Opportunities Exist at RiceBran to Create Value for All Shareholders

As a long-term investor in RiceBran, the LF-RB Group is focused on changes that we believe are essential to creating a platform for long-term shareholder value creation. Given the duration and magnitude of RiceBran’s underperformance under the leadership of the current CEO and CFO and the current Board members, we believe the best outcome for our fellow long-term shareholders would be driven by leadership changes at the management and Board levels.  Considering RiceBran’s substantial strategic asset value and inherent earnings power, we believe there are significant opportunities to unlock value for shareholders. We believe RiceBran has a path to revitalize its valuation, revenue and income based on the following reasonable strategic and financial strategies:

•	Install Proven Leaders on the Management Team. As described above, during more than five years under Mr. Short’s leadership, RiceBran has significantly underperformed the broader market, failed to execute on many strategic initiatives and has struggled to properly communicate with shareholders. The Board’s recent decision to not renew Mr. Short’s contract provides a critical opportunity for the Company to hire a proven leader, who can methodically execute on strategic initiatives while embracing employee collaboration, re-energize the RiceBran organization and rebuild credibility in the investor community. The qualifications and experience of the LF-RB Group and the LF-RB Nominees make us especially well-suited to selecting an exceptional CEO. If elected to the Board, the LF-RB Group intends to appoint Mr. Michael Goose, one of the LF-RB Nominees, as CEO to replace Mr. Short, in light of his qualifications and expertise described under “Proposal No. 1 – Election of Directors.” We also plan to evaluate the performance of the Chief Financial Officer and other members of senior management and, if necessary and appropriate, replace them with experienced executive candidates we have identified or will identify.

5 Peer group composed of SunOpta, Inc. (Canada) and Balchem Corporation, Darling Ingredients Inc. and Omega Protein Corporation (United States).

6 FactSet.

•	Reconstitute the Board and Adopt Policies Targeting Shareholder Alignment. We believe the Board is misaligned, entrenched and lacks a shareholder-focused mindset. RiceBran’s directors appear complacent towards current management’s weak strategic execution, ineffective financial stewardship and mediocre performance. The LF-RB Nominees are highly-qualified, independent directors with considerable credibility and decades of relevant business and financial experience who we believe will bring fresh perspective into the boardroom and would be valuable in assessing and executing on initiatives to unlock value at the Company. Moreover, each of the LF-RB Nominees possesses a deep commitment to shareholder value, which we believe will allow them to independently make informed decisions to explore and identify opportunities to unlock value at RiceBran.

•	Right-size the Cost Structure and Optimize the Capital Structure. For many years, RiceBran’s operating expenses have significantly exceeded the aggregate of revenue and cost of goods sold in each year, resulting in significant net loss to the Company and its Shareholders.[7]

With the right leadership, alignment of interests and governance structures in place, we believe RiceBran can deliver substantial value for all stakeholders.

Immediate Assessment of the Company’s Business Segments

We believe a significant step necessary to turn around the Company will be to immediately review and examine a number of aspects of the Company’s business, and conduct the following assessments and reviews:

●	A thorough assessment of the Brazilian business in light of the capital expenditures and distractions to management.

●	A thorough assessment of all contracts and joint ventures and their financial impact on the Company.

●	Evaluation and reduction in Selling, General and Administrative expenses to fit more in line with the revenue of the company and prior guidance, if available.

●	Immediate review of the Company’s business mix, and focus on higher moving higher margin products, while placing less emphasis on slower-selling or less popular products.

●	Assessment of the low margin animal feed business.

●	Review and change the current sales strategy to create greater awareness and increase product demand.

Action Steps

If our nominees are elected, we propose the following action steps immediately to save the Company and give shareholders a chance of recouping their losses and creating value:

●	Greater deployment of the Company’s financial resources in the United States to maximize the potential of this strong domestic market.

●	Implement a growth plan to effectively utilize the Company’s resources to penetrate the food, beverage and nutraceuticals markets and drive product adoption and sales.

●	Evaluate the performance of the Chief Financial Officer and other members of senior management and, if necessary and appropriate, replace them with experienced executive candidates we have identified or will identify.

We are also prepared to seek to arrange for the additional capital resources to be infused into the Company, as needed, to execute the business plan of new management.

Our Nominees Have the Experience, Qualifications and Commitment Necessary to Fully Explore Available Opportunities to Unlock Value for RiceBran Shareholders

For the reasons set forth above, we lack confidence in management’s and the Board’s ability to unlock value for the benefit of all RiceBran shareholders. Further, we believe the Company’s underperformance, undervaluation, ineffective strategy and undisciplined approach to capital allocation warrant the addition of direct shareholder representatives to the Board, whose interests are closely aligned with those of all shareholders and who would work constructively to protect the best interests of all RiceBran stakeholders.

7 Company’s Annual Reports on Form 10-K filed on March 30, 2016, March 31, 2015, April 1, 2014 and April 1, 2013.

We have identified five (5) highly-qualified, independent directors with considerable credibility and decades of relevant business and financial experience who we believe will bring fresh perspective into the boardroom and would be valuable in assessing and executing on initiatives to unlock value at the Company. Moreover, each of the LF-RB Nominees possesses a deep commitment to shareholder value, which we believe will allow them to independently make informed decisions to explore and identify opportunities to unlock value at RiceBran.

We believe all of our nominees will satisfy the Nasdaq Stock Market Rules’ definition of independence. Moreover, LF-RB believes that each of Mr. Rosenthal and Ms. Bronner qualify as audit committee financial experts, as defined by the rules of the Securities and Exchange Commission, and each is eligible to serve on the Finance and Audit committee of the Company.  As members of the Board, they will owe fiduciary duties to the Company’s shareholders and we believe they will, subject to those duties, endeavor to work constructively with RiceBran’s management and the Board to address the issues described in this Proxy Statement in an effort to enhance value for all of RiceBran’s shareholders. However, Mr. Goose will not be deemed independent of the Company, under Nasdaq Stock Market Rules, if after election, he is appointed as Chief Executive Officer (“CEO”) of the Company, as we have recommended.

For biographical information of each of the LF-RB Nominees, see “Proposal No. 1 – Election of Directors.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We are seeking your support at the Annual Meeting to elect the five (5) LF-RB Nominees.  According to publicly available information, the Board is currently composed of seven (7) directors, all of whom are up for election at the Annual Meeting to serve a one (1) year term expiring at the 2017 annual meeting of shareholders and until their respective successors have been selected and qualified.  For the reasons stated above, we are seeking your support at the Annual Meeting to elect the five (5) LF-RB Nominees. If successful in this solicitation, the Board will be composed of the LF-RB Nominees—Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal—and the two (2) Company director nominees receiving the highest number of votes in favor of his or her election at the Annual Meeting. The foregoing statement does not take into account different voting outcomes reached in the event of other nominations or the ultimate impact of cumulative voting. If all five (5) of our Nominees are elected, they will represent a majority of the members of the Board. There is no assurance that any incumbent director will serve as a director if one or more of the LF-RB Nominees are elected to the Board. Each of the LF-RB Nominees, if elected at the Annual Meeting, will serve until the Company’s 2017 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified, or until his or her death, resignation or removal.

We are soliciting proxies to elect only the LF-RB Nominees listed herein. Accordingly, the enclosed GOLD proxy card may only be voted for the LF-RB Nominees and does not confer voting power with respect to any of the Company’s director nominees. Shareholders who return the GOLD proxy card will only be able to vote for the five LF-RB Nominees listed on the card and will not have the opportunity to vote for the additional two (2) seats up for election at the Annual Meeting. Assuming that the only persons nominated for election to the Board of Directors at the Annual Meeting will be the seven incumbent directors and LF-RB’s five nominees, there will be a total of 12 nominees competing for seven available directorships. The seven nominees who receive the most votes will be elected as directors.  Although there are seven available directorships for which candidates may be elected at the Annual Meeting, the LF-RB Group has determined that it would nominate only five candidates for the Annual Meeting. You can vote for a maximum of five candidates for director through the GOLD proxy card.

Since only your latest dated proxy card will count, we urge you not to sign or return any proxy card that you receive from the Company, even as a form of protest against the Company’s current directors, because doing so would revoke and invalidate any GOLD proxy card you may have previously submitted in which you have voted for the LF-RB Nominees.  You can vote for our five (5) nominees only on our GOLD proxy card.  Therefore, if you wish to vote for the election of the LF-RB Nominees for the Board of Directors at the Annual Meeting, please make certain that the latest dated proxy card you return is the GOLD proxy card.

Unless we are otherwise instructed, we intend to vote shares of Common Stock represented by properly executed GOLD proxy cards cumulatively at the Annual Meeting in favor of our LF-RB Nominees, at our sole discretion, in order to elect as many of the LF-RB Nominees as possible. For more information on cumulative voting, see “Voting & Proxy Procedures.”

THE LF-RB NOMINEES

The LF-RB Group has nominated five (5) highly qualified nominees, who, if elected, will exercise their independent judgment in accordance with their fiduciary duties as a director in all matters that come before the Board.  The LF-RB Nominees are independent of the Company in accordance with Nasdaq Stock Market rules on board independence. However, Mr. Goose will not be deemed independent of the Company, under the Nasdaq Stock Market Rules, if after election, he is appointed as CEO of the Company, as we have recommended. Mr. Goose would also receive compensation commensurate with the position of CEO if appointed.  If elected, and subject to their fiduciary duties as directors, the LF-RB Nominees would work with the other members of the Board to take those steps that they deem are necessary or advisable to maximize value for all shareholders.

Set forth below are the name, age as of May 30, 2016, business address, present principal occupation and employment and material occupations, positions, offices or employments for the past five (5) years of each of the LF-RB Nominees.  This information has been furnished to the LF-RB Group by the LF-RB Nominees.  The LF-RB Nominees have been nominated by LF-RB in accordance with the Company’s advance notice bylaw provision. The specific experience, qualifications, attributes skills that led us to conclude that the Nominees should serve as directors of the Company are included below. All of the LF-RB Nominees are citizens of the United States, with the exception of Mr. Goose, who is a Canadian citizen.

Stephen D. Baksa, 70, has served as an Advisor/Consultant of the Vertical Group since 2010. Mr. Baksa was a General Partner of The Vertical Group from 1989 to 2010. Mr. Baksa has over 30 years of investment management experience, special situations and risk arbitrage. He co-Founded Paddington Partners, an investment firm. Mr. Baksa served as Vice President in the Risk Arbitrage departments of Bache Halsey Stuart and Paine Webber. Mr. Baksa has experience investing in turnarounds and undervalued companies. He has been a Director of GBS Enterprises Incorporated since March 2012. He serves as a Director of GROUP Business Software AG. He has been an Independent Director of Lotus Holdings Limited since 2012. Mr. Baksa served as a Director of SITO Mobile Ltd. from 2011 to 2014. He earned an M.B.A. from the Rutgers University School of Business in 1969 and a B.A. degree in Economics from Gettysburg College in 1967.

As one of the largest individual investors of the Company as well as over 40 years of experience as an investor, we believe Mr. Baksa would serve as a vocal advocate for the owners of the Company as a member of the Board.

Beth Bronner, 64, has been a Managing Director at Mistral Equity Partners since 2006. Mistral is a private equity firm that specializes in the consumer and food sector, with portfolio companies which include or have included Shearer’s, Jamba Juice, Worldlynx, LoveSac, Vino Volo, XpresSpa and Country Pure Foods. Ms. Bronner is a recognized senior business leader with an outstanding track record delivering strong, profitable revenue and market share growth for marquee brands including: Jim Beam, Revlon, Nabisco, AT&T, Citibank, Haagen-Dazs and Sunbeam. At Revlon, she was President of Revlon Professional, North America. At Sunbeam, she was President of the Health Division. At AT&T, she was Vice-President, Consumer Market/Business Markets, and at Citibank, she was Senior Vice President & Chief Marketing Officer of the Consumer/Retail business. Ms. Bronner also served as Global Chief Marketing Officer of Beam Spirits and Wine. She has demonstrated success in change management, business turnaround, organization restructuring, and high-performance team building. Ms. Bronner’s proven ability to build brands is the result of strong consumer insights, strategic integrated marketing and superior in market execution.

Ms. Bronner is a former member of the Board of Directors of Jamba, Inc. (June 2009 – September 2012), Assurant, Inc. (February 1994 – May 2011) and Hain Celestial Group, Inc. (“Hain Celestial”) (January 1993 – November 2010). At Hain Celestial she was a member of the inaugural board when the company first became a public company and was generating $30 million in sales. Ms. Bronner remained on the board of directors until it grew to over $1 billion in sales annually.

Ms. Bronner also chaired the Compensation Committees for Assurant, Inc. and Hain Celestial. She was a member of the Young Presidents’ Organization, and is now a member of The Committee of 200 International Women’s’ Forum and The Chicago Network. She currently serves on the boards of several not-for-profit organizations including the President’s Advisory Council of Vassar College. She is a former board member of The Cradle Foundation, The University of Chicago Laboratory School, The New School, and the Women’s Board of the Museum of Contemporary Art. Ms. Bronner received a B.A. from Vassar College and an M.B.A. from The University of Chicago.

We believe that Ms. Bronner’s extensive experience as a senior executive and private equity investor and service on the boards of several multi-billion dollar companies makes her a strong candidate for the Board.

Gary Herman, 51, has over 20 years of investment experience with a significant focus on public companies and undervalued opportunities.  Since 2002, Mr. Herman has been a managing member of Galloway Capital Management, LLC, which, through its investment fund, Strategic Turnaround Equity Partners, LP focuses on investments in primarily undervalued small-cap and micro-cap securities.  From January 2011 to August 2013, Mr. Herman was also a managing member of Abacoa Capital Management, LLC, which, through its fund, Abacoa Capital Master Fund, Ltd. focused on a Global-Macro investment strategy.  Since 2005, Mr. Herman has been a registered representative with Arcadia Securities LLC, a FINRA-registered broker-dealer based in New York.  From 1997 to 2002, he was an investment banker with Burnham Securities, Inc.  From 1993 to 1997, he was a managing partner of Kingshill Group, Inc., a merchant banking and financial firm with offices in New York and Tokyo.  Mr. Herman also has experience in the food industry having served on the boards of four restaurants chains, including Arthur Treachers Fish & Chips, Wall Street Deli Systems, Inc. and Shells Seafood Restaurants, Inc.  He was also President of Miami Subs Corporation from 2007 to 2009 and a director from 2007 to 2011.

Mr. Herman has a B.S. from the State University of New York at Albany with a major in Political Science and minors in Business and Music.  Mr. Herman has served on the boards of numerous public and private companies, including Tumbleweed Holdings, Inc. (2001 to present).

Mr. Herman has many years of experience serving on boards of directors of public companies and investing in small-cap and micro-cap companies.  His experience has included board membership, officer, advisory, capital raising and restructuring roles.  We believe that these experiences, including significant time and effort spent with directors, management teams and investors, make Mr. Herman well-qualified to serve as a member of the Board.

Michael Goose, 36, is a proven new product innovator and leader with public company management experience, which includes over 13 years of consumer packaged goods experience. Since December 2015, Mr. Goose has been a managing member of LF-RB Management, LLC, a firm engaged in consulting, activism and asset management. From January 2015 to November 2015, Mr. Goose provided consulting and advisory services with respect to fund raising, development and investments as Managing Director of H2O Venture Capital, a firm engaged in consulting and private equity investments. From 2002 to December 2014, Mr. Goose held numerous positions of increasing responsibility at Hain Celestial Group, Inc. (“Hain Celestial”), a leading, publicly-held organic and natural products company with operations in North America, Europe and India, and affiliates of Hain Celestial. Mr. Goose was involved in a wide variety of industry leading categories at Hain Celestial, including snacks, meat alternatives, packaged produce, crackers, kosher and poultry. Prior to his departure from Hain Celestial, Mr. Goose was Director of Marketing for Strategic Brands, where he was responsible for annual sales, profitability and marketing strategies of 12 brands.

During his tenure at Hain Celestial, Mr. Goose was involved with the integration of numerous brand acquisitions by Hain Celestial including Yves Veggie Cuisine Inc. and Westsoy Tofu, the acquisition of packaged grocery brands from Premier Foods plc, and the acquisition of high-fiber cracker manufacturer GG UniqueFiber AS. Mr. Goose was also general manager and director of marketing and sales of the Kosher Valley poultry company, a joint venture between an affiliate of Hain Celestial and Pegasus Capital. Under his direction, the brand was acquired by its largest competitor within one year of launch. Mr. Goose earned his BA in economics from Dalhousie University.

Mr. Goose’s over 13 years of experience in the food and consumer packaged goods industry, and particularly in the healthy food industry , with responsibilities including management, innovation and strategic execution, make him a strong, highly compelling candidate for the Board.

Brent Rosenthal, 41, is a Partner in affiliates of W.R. Huff Asset Management Co., LLC (“Huff”), an investment company located in Morristown, NJ, where he has been employed full-time since June 2003 to present.  Since February 2016 he has also served as a Member of the Board of Directors of comScore and has been a Special Advisor to the Board of Directors of Park City Group, a food safety and supply chain software company since November 2015.  Additionally, he serves on the Boards of Directors of two privately-held Hispanic food companies, Wisconsin Cheese Group and Reynaldo's Mexican Food Company.

Previously, Mr. Rosenthal served as the Non-Executive Chairman of the Board of Directors of Rentrak Corporation (“Rentrak”) from 2011 to 2016 and as a director of Rentrak from 2008 to 2016.  During Mr. Rosenthal’s tenure on the Rentrak board, the company’s market capitalization increased from approximately $80 million to $768 million.  From 2006 to June 2012, Mr. Rosenthal served as an advisor to and observer of the Board of Directors of Virgin Media and as a consultant to the company, providing turn-around and crisis-management services, as well as operational and financial analysis and recommendations.  From 2007 to 2010, he served as an advisor to the executive management of Time Warner Cable.  Mr. Rosenthal has also served as Director of Mergers & Acquisitions for RSL Communications Ltd. (August 1997 to March 2001) and served emerging media companies as an auditor with Deloitte & Touche, LLP (June 1994 to July 1997).

In 2016, Mr. Rosenthal was named a Money All-Star – a Top 10 media executive in investment banking, private equity and advisory.  In 2009, he was included in Multichannel News' annual "40 Under 40" list for influencing the future of cable and telecommunications. Mr. Rosenthal is a Certified Public Accountant.  Mr. Rosenthal received an MBA from the Johnson Graduate School of Management at Cornell University and a Bachelors of Science in Business and Economics with a major in accounting from Lehigh University.

Mr. Rosenthal has served as the chairman of a public company and has many years of experience serving as a director of public companies. He serves on the board of directors of two food companies and as a special advisor to the board of directors of another food company. He possesses strong management and financial skills and is also a Certified Public Accountant.

   The principal business address of Mr. Herman is 720 Fifth Avenue, 10th Floor, New York, New York 10019.  The principal business address of Mr. Goose is 720 Fifth Avenue, 10th Floor, New York, NY 10019.  The principal business address of Mr. Baksa is 2 Woods Lane, Chatham, New Jersey 45140. The principal business address of Ms. Bronner is 650 Fifth Avenue, New York, NY 10019. The principal business address of Mr. Rosenthal is 412 Mount Kemble Avenue, Suite 120C, Morristown, NJ 07960.

Each of the LF-RB Nominees has consented to serve as a director of the Company if elected and to being named in this Proxy Statement.  The LF-RB Nominees will not receive any compensation from any member of the LF-RB Group for their services as a director of the Company.  The LF-RB Group has entered into an informal understanding with each of the LF-RB Nominees pursuant to which it agreed to indemnify the LF-RB Nominees against certain liabilities arising from their service as members of the Board, if elected, as well as certain liabilities arising in connection with their participation in the solicitation of proxies to which this Proxy Statement relates. If elected, each LF-RB Nominee would receive such directors’ fees as may be payable by the Company to its directors in accordance with its policies and practices at the time. Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the LF-RB Group and any of the LF-RB Nominees or any other person or persons pursuant to which the nomination of the LF-RB Nominees described herein is to be made, other than the consent by each of the LF-RB Nominees to be named in this Proxy Statement and to serve as a director of RiceBran if elected as such at the Annual Meeting.  None of the LF-RB Nominees is an adverse party to RiceBran or any of its subsidiaries or has a material interest adverse to RiceBran or any of its subsidiaries in any material pending legal proceedings.

The LF-RB Group does not expect that the LF-RB Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or, for good cause, will not serve, the shares represented by the enclosed GOLD proxy card will be voted for substitute nominees, to the extent this is not prohibited under the Company’s Amended and Restated Bylaws or applicable law.  In addition, LF-RB reserves the right to nominate substitute persons if RiceBran makes or announces any changes to its Amended and Restated Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the LF-RB Nominees.  In any such case, shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees, to the extent this is not prohibited under the Company’s Amended and Restated Bylaws or applicable law.  LF-RB reserves the right to nominate additional persons if RiceBran increases the size of the Board above its existing size.  Any additional nominations made pursuant to the preceding sentence are without prejudice to the position of LF-RB that any attempt to increase the size of the current Board or to classify the Board would constitute an improper manipulation of the Company’s corporate machinery.

As of the date of this Proxy Statement, Mr. Goose and Ms. Bronner do not directly own any securities of the Company. As of the date of this Proxy Statement, Mr. Herman owns, directly or through his affiliates, 3,480 shares of Common Stock. As managing members of LF-RB, each of Mr. Herman and Mr. Goose may be deemed to beneficially own 952,569 shares owned by the LF-RB Group in the aggregate. As of the date of this Proxy Statement, Mr. Baksa beneficially owns 496,710 shares of Common Stock, representing an aggregate of 357,863 shares of Common Stock owned by Mr. Baksa and 139,047 shares of Common Stock underlying warrants to purchase Common Stock exercisable within 60 days. This total does not include 51,233 shares owned by trusts for the benefit of Mr. Baksa’s adult children. Mr. Baksa’s wife is the sole trustee of such trusts, and Mr. Baksa disclaims beneficial ownership of such shares. As of the date hereof, Mr. Rosenthal directly owns 26,860 shares of Common Stock.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE LF-RB NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking shareholders to vote for the follow resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

As disclosed in the Company’s proxy statement, the shareholder vote on the Say-on-Pay Proposal is an advisory vote only, and is not binding on the Company, the Board, or the Compensation Committee of the Board; however, the Board and the Compensation Committee may take into account the outcome of the vote when considering future compensation arrangements with the Company’s named executive officers.

We believe the Company’s executive compensation program is in need of significant revision and adjustment due to its inability to strongly align shareholder and management interests in light of the marked decline in stock price, undervaluation and unacceptable levels of revenue performance.

WE RECOMMEND A VOTE “AGAINST” THIS SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES AGAINST THIS PROPOSAL.

PROPOSAL NO. 3

COMPANY PROPOSAL TO RATIFY SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

As discussed in further detail in the Company’s proxy statement, the Finance and Audit Committee of the Board has appointed Marcum LLP as the Company’s independent registered public accounting for the 2016 fiscal year.

We do not object to the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting for the year ending December 31, 2016.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION

OF THE APPOINTMENT OF MARCUM AS THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2016 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

THE LF-RB GROUP RECOMMENDS A VOTE FOR THE ELECTION OF THE LF-RB NOMINEES BECAUSE WE BELIEVE THAT THE LF-RB NOMINEES WOULD SERVE TO UNLOCK AND CONTRIBUTE TO THE FURTHER CREATION OF SHAREHOLDER VALUE FOR RICEBRAN.

Shareholders Entitled to Vote; Record Date

Only holders of record of RiceBran’s Common Stock at the close of business on April 25, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were 10,496,339 shares of Common Stock outstanding.

Each share of Common Stock is entitled to one vote, except as stated below in regard to cumulative voting.  Shareholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date.  Based on publicly available information, the LF-RB Group believes that the only outstanding class of securities of RiceBran entitled to vote at the Annual Meeting is the Common Stock.

Pursuant to the Company’s Definitive Proxy Statement (Amendment No. 1) filed with the SEC on May 11, 2016, with respect to the election of directors, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares of Common Stock are entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit, up to the number of director seats that are up for election provided that votes cannot be cast for more than seven (7) candidates.  In order for shareholders to be entitled to cumulate votes with respect to any director candidate, the candidate’s name must be placed in nomination prior to the voting and any shareholder must give notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder’s votes.  We intend to provide such a notice to the Company in order to cumulate our votes, and those represented by properly executed GOLD proxy cards, in our sole discretion, in order to elect as many of the LF-RB Nominees as possible. On all other matters, each share of Common Stock outstanding on the Record Date entitles its owner to one vote.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the LF-RB Nominees to the Board, AGAINST the advisory vote on executive compensation of the Company’s named executive officers, FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

QUORUM

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies.  The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting, but are not deemed to be present or represented for purposes of determining whether shareholder approval of a proposal has been obtained.

VOTES REQUIRED FOR APPROVAL

Vote required for the election of directors.  Assuming that the only persons nominated for election to the Board of Directors at the Annual Meeting will be the seven incumbent directors and LF-RB’s five nominees, there will be a total of 12 nominees competing for seven available directorships. The seven nominees who receive the most votes will be elected as directors; votes cast against the director or withheld have no legal effect.  Any shares not voted (whether by abstention, broker non-votes or otherwise) will have no impact on the election of directors, except to the extent that withholding the authority to vote for an individual results in another individual receiving a larger number of votes.

Advisory Vote on Executive Compensation. According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on the compensation of the Company’s named executive officers will be approved if the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting vote in favor of approval of the resolution. The Company has indicated that broker non-votes will have no effect on the approval of the resolution, but abstentions will act as a vote against approval of the resolution.

Vote required for the ratification of the appointment of Marcum LLP.  For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of represented at the Annual Meeting in person or by proxy.  Votes on the ratification of Marcum LLP marked “abstain” and broker non-votes will not be counted as votes cast, but will count toward the determination of the presence of a quorum and have the same effect as votes cast against the proposal.

BROKER DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees generally may not be voted by such banks, brokers or nominees on any contested matters unless the beneficial owners of such shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Shareholders of RiceBran may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to the LF-RB Group in care of Alliance Advisors at the address set forth on the back cover of this Proxy Statement, or to RiceBran at 6720 N. Scottsdale Road, Suite # 390, Scottsdale, Arizona 85253, or any other address provided by RiceBran.  Although a revocation is effective if delivered to RiceBran, the LF-RB Group requests that either the original or photocopies of all revocations be mailed to the LF-RB Group in care of Alliance Advisors at the address set forth on the back cover of this Proxy Statement so that the LF-RB Group will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date and the number of outstanding shares of Common Stock represented thereby.  Additionally, Alliance Advisors may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the LF-RB Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE LF-RB NOMINEES TO THE BOARD, AGAINST THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS OR FOR THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the LF-RB Group.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

LF-RB has entered into an agreement with Alliance Advisors for solicitation and advisory services in connection with this solicitation, for which Alliance Advisors will receive a fee not to exceed $45,000 (exclusive of reimbursement for its reasonable out-of-pocket expenses), and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Alliance Advisors will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  LF-RB has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  LF-RB will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Alliance Advisors will employ approximately 25 persons to solicit the Company’s shareholders for the Annual Meeting.

Costs of this solicitation of proxies are currently estimated to be approximately $186,000.  LF-RB estimates that through the date hereof, its expenses in connection with this solicitation are approximately $40,000. LF-RB intends to seek reimbursement from RiceBran of all expenses it incurs in connection with the solicitation of proxies for the election of the LF-RB Nominees to the Board at the Annual Meeting.  LF-RB does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The LF-RB Nominees and the other members of the LF-RB Group are participants in this solicitation.  The principal business of LF-RB is to invest in and assist growth-oriented businesses.

The address of the principal office of each of LF-RB, and Messrs. Herman and Goose is 720 Fifth Avenue, 10th Floor, New York, New York 10019.

As of the date hereof, LF-RB may be deemed to beneficially own 952,569 shares of Common Stock owned by the LF-RB Group in aggregate. Each of Mr. Herman and Mr. Goose, as managing members of LF-RB, may be deemed to have shared voting power with respect to, and beneficial ownership of, the 952,569 shares of Common Stock held by the members of the LF-RB Group by virtue of the Voting Agreement and the other understandings described in this Proxy Statement under the heading “Background of the Solicitation.” As of the date hereof, neither Ms. Bronner nor Mr. Goose directly owns any securities of the Company. As of the date hereof, Mr. Herman directly or through his affiliates owns 3,480 shares of Common Stock. As of the date hereof, Mr. Baksa beneficially owns 496,710 shares of Common Stock, representing an aggregate of 357,863 shares owned by Mr. Baksa and 139,047 shares underlying warrants to purchase Common Stock exercisable within 60 days. This total does not include 51,233 shares owned by trusts for the benefit of Mr. Baksa’s adult children. Mr. Baksa’s wife is the sole trustee of such trusts, and Mr. Baksa disclaims beneficial ownership of such shares. As of the date hereof, Mr. Jacinto beneficially owns 144,551 shares of Common Stock, which consists only of shares directly held by Richard Jacinto Roth IRA. As of the date hereof, Mr. Bellofatto directly owns 150,000 shares of Common Stock. As of the date hereof, Mr. Hopfenspirger beneficially owns 115,148 shares of Common Stock. As of the date hereof, Mr. Giles beneficially owns 42,280 shares of Common Stock. As of the date hereof, Mr. Rosenthal directly owns 26,860 shares of Common Stock. The shares of Common Stock owned by Messrs. Rosenthal, Baksa, Herman, Hopfenspirger, Bellofatto and Jacinto were purchased in the open market with personal funds. The shares of Common Stock owned by Mr. Giles were purchased in a private placement with personal funds.

For information regarding purchases and sales during the past two year of securities of the Company by members of the LF-RB Group, see Schedule I.

Each member of the LF-RB Group, as a member of a “group” with the other LF-RB Group members for the purposes of Rule 13d-5(b)(1) under the Exchange Act, may be deemed to beneficially own the shares of Common Stock beneficially owned in the aggregate by the other members of the LF-RB Group.

On April 27, 2016, the members of the LF-RB Group entered into a Joint Filing Agreement in which, among other things, the LF-RB Group agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of RiceBran; (iii) no participant in this solicitation owns any securities of RiceBran which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of RiceBran during the past two years; (v) no part of the purchase price or market value of the securities of RiceBran owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of RiceBran, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of RiceBran; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of RiceBran; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of RiceBran’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which RiceBran or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by RiceBran or its affiliates, or with respect to any future transactions to which RiceBran or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the LF-RB Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other than as discussed above, the LF-RB Group is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which the LF-RB Group is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Any RiceBran shareholder who intends to present a proposal at the Company’s annual meeting in the year 2017 (“2017 Annual Meeting”) must deliver the proposal to the Secretary at RiceBran:

•	Shareholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2017 Annual Meeting must submit such proposal to the Company by December 30, 2016. If Company changes the date of its 2017 Annual Meeting by more than 30 days from the date of this year’s meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2017 Annual Meeting. The submission of a proposal does not guarantee that it will be included in the Company’s proxy statement or proxy.

•	Shareholders who wish to present a proposal at the Company’s 2017 Annual Meeting that is not intended to be included in the proxy materials relating to such meeting must deliver notice of such proposal to the Secretary at the Company’s principal executive offices by March 15, 2017. If the date of the Company’s 2017 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, notice of the proposal must be received by the Company no later than the close of business on a date determined and publicized by the Company’s Board, which date shall be at least ten (10) days after such date is publicized. Shareholders wishing to make such proposals must also satisfy the other requirements set forth in the Company’s bylaws. If a shareholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a shareholder.

Pursuant to information contained in the Company’s definitive proxy statement (Amendment No. 1), filed May 11, 2016, if there is a change in the deadlines set forth above for shareholder proposals with respect to the 2017 annual meeting, the Company will disclose the new deadlines in a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, or by other means.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at RiceBran’s 2017 annual meeting of shareholders is based solely on information contained in the Company’s definitive proxy statement (Amendment No. 1), filed May 11, 2016.  The incorporation of this information in this Proxy Statement should not be construed as an admission by the LF-RB Group that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

THE LF-RB GROUP HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS INCLUDED IN RICEBRAN’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON RICEBRAN’S CURRENT DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  THE LF-RB GROUP WAS NOT INVOLVED IN THE PREPARATION OF RICEBRAN’S PROXY STATEMENT.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF RICEBRAN.

The information concerning RiceBran contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

THE LF-RB GROUP

June __, 2016

IMPORTANT

Tell your Board what you think!  Your vote is important.  No matter how many shares you own, please give the LF-RB Group your proxy FOR the election of the LF-RB Nominees by taking three steps:

☐	SIGNING the enclosed GOLD proxy card,

☐	DATING the enclosed GOLD proxy card, and

☐	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the RiceBran States).

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card.  In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet.  Please consult the materials you receive from your broker or bank prior to authorizing a proxy by telephone or Internet.  The LF-RB Group urges you to confirm in writing your instructions to the LF-RB Group in care of Alliance Advisors at the address provided below so that the LF-RB Group will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Alliance Advisors at the telephone numbers and address set forth below.

If you have any questions, require assistance in voting your GOLD proxy card,

or need additional copies of the LF-RB Participants’ proxy materials, please call:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

855-742-8269

(Banks and Brokers please call: 855-742-8269)

GOLD PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JUNE 1, 2016

RICEBRAN TECHNOLOGIES

2016 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE LF-RB GROUP

THE BOARD OF DIRECTORS OF RICEBRAN AMERICAN HEALTHCARE CORPORATION IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints ___________ and _____________, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of RiceBran Technologies (“RiceBran” or the “Company”) which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Shareholders of the Company scheduled to be held at the Scottsdale Plaza Resort, 7200 N. Scottsdale Road, Scottsdale, Arizona 85253, on Wednesday, June 22, 2016, beginning at 9:00 a.m. local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the LF-RB Group a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 3 AND “AGAINST” PROPOSAL 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☐ Please mark vote as in this example

THE LF-RB GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

Proposal No. 1 – The LF-RB Group’s Proposal to elect Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal, as Directors of the Company.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT
Nominees: Gary L. Herman	☐	☐	☐

Nominees: Michael Goose	☐	☐	☐
Nominees: Stephen D. Baksa	☐	☐	☐
Nominees: Beth Bronner	☐	☐	☐
Nominees: Brent Rosenthal	☐	☐	☐

THE LF-RB GROUP INTENDS TO USE THIS PROXY TO VOTE “FOR” MESSRS. HERMAN, GOOSE, BAKSA AND ROSENTHAL AND MS. BRONNER.

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR LF-RB NOMINEE, MARK THE “FOR ALL NOMINEES EXCEPT” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW.  YOUR SHARES WILL BE VOTED FOR THE REMAINING LF-RB NOMINEE(S).

_______________________________________________________________

THE LF-RB GROUP RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 2

Proposal No. 2 – The Company’s proposal to approve, on a non-binding, advisory basis, the compensation of the company’s named executive officers.

_______________________________________________________________

THE LF-RB GROUP DOES NOT OBJECT TO PROPOSAL NO. 3

Proposal No. 3 – The Company’s proposal to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

Hopfenspirger

Date	Shares Acquired	Price Per Share

4/22/2014	1,120	$4.50
	175	$4.49
	325	$4.68
4/30/2014	2,000	$4.32

5/1/2014	1,500	$4.28
	2,000	$4.40
	1,500	$4.40
	1,500	$4.40
	1,500	$4.40
	1,500	$4.40
	1,000	$4.40
	500	$4.40

7/18/2014	3,000	$5.23
	1,800	$5.20
	200	$5.19
	3,000	$5.23
	1,800	$5.20
	200	$5.19
	950	$5.23
	1,000	$5.23
	50	$5.22
	1,700	$5.20
	300	$5.19

7/22/2014	1,100	$5.29
	300	$5.29
	300	$5.29
	300	$5.29

8/12/2014	2,655	$4.75
	3,450	$4.76

8/11/2014	1,754	$4.86
	2,000	$4.84
	4,000	$4.79

4/28/2014	200	$4.33
	800	$4.33

4/29/2014	1,237	$4.21

5/1/2014	725	$4.24
	7	$4.23

5/23/2014	2,000	$6.69
	100	$6.78
	2,500	$6.78

7/22/2014	2,000	$5.29

8/11/2014	2,000	$4.86
	2,000	$4.85

8/13/2014	700	$4.94
	200	$4.93
	75	$5.06
	25	$4.97

8/20/2014	100	$5.03
	3,000	$5.04

8/12/2014	4,000	$1.19
	4,000	$1.19
	3,000	$1.59

8/13/2014	4,000	$1.16
	4,000	$1.16
	4,000	$1.14
	4,000	$1.12
	3,000	$1.57
	3,000	$1.57
	3,000	$1.57
	2,000	$2.36

8/20/2014	3,000	$1.70
	2,500	$2.04

Rosenthal

Date	Shares Acquired	Price Per Share

7/17/2014	5,000	$5.18

8/21/2014	3,460	$5.40

8/29/2014	4,200	$6.54
	2,000	$6.50

9/2/2014	3,000	$5.37

9/2/2014	2,000	$5.13

9/2/2014	1,000	$5.29

9/3/2014	3,000	$5.01

9/3/2014	1,244	$4.90

9/3/2014	756	$4.90

9/29/2014	1,200	$5.28

Bellofatto

Date	Shares Acquired	Price Per Share

8/19/2014	3,000	$4.93
8/19/2014	3,000	$4.96
8/19/2014	3,000	$4.93
8/19/2014	2,000	$4.96
8/19/2014	3,000	$4.97
8/19/2014	3,000	$4.95
8/19/2014	3,000	$4.96
8/20/2014	3,000	$4.97
8/20/2014	3,000	$5.01
8/20/2014	3,000	$5.04
8/20/2014	3,000	$5.02
8/20/2014	3,000	$4.96
8/20/2014	2,000	$5.04
8/20/2014	3,000	$4.97
8/29/2014	5,000	$6.40
8/29/2014	5,000	$6.33
8/29/2014	5,000	$6.44
9/4/2014	5,000	$4.95
10/1/2014	5,000	$4.95
10/1/2014	5,000	$4.93
10/2/2014	2,000	$4.92
10/2/2014	3,000	$4.95
10/10/2014	4,000	$4.62
10/10/2014	3,000	$4.65
10/10/2014	3,000	$4.59
10/10/2014	3,000	$4.55
10/10/2014	3,000	$4.63
10/10/2014	3,000	$4.63
10/10/2014	3,000	$4.63
10/10/2014	3,000	$4.60
11/20/2014	4,000	$4.29
11/20/2014	2,000	$4.34
11/20/2014	4,000	$4.26
12/1/2014	3,000	$4.03
12/1/2014	1,000	$3.94
12/1/2014	3,000	$3.99
12/1/2014	3,000	$3.98
12/1/2014	2,000	$4.02
12/1/2014	1,000	$4.00
12/22/2014	1,000	$4.06
12/22/2014	1,000	$4.05
1/14/2015	1,000	$3.98
	1,000	$3.98
	1,000	$3.97
	1,000	$3.98
	1,000	$3.94
	1,000	$3.95
	1,000	$3.95
	1,000	$3.92
	1,000	$3.98
	1,000	$3.98
	1,000	$3.96
1/30/2015	1,000	$4.02
	1,000	$4.02
	1,000	$4.02
	1,000	$4.01
2/2/2015	1,000	$3.99
	1,000	$4.01
	1,000	$4.04
	1,000	$4.04
	1,000	$4.04
2/11/2015	1,000	$4.11
	1,000	$4.11
	1,000	$4.11
	1,000	$4.12
	1,000	$4.13

	150,000

	-

Baksa

Date	Shares Acquired	Price Per Share

7/23/2014	15,000	$5.27
7/24/2014	10,000	$5.27
	5,000	$5.23
7/28/2014	6,702	$5.21
7/29/2014	8,298	$5.17
8/12/2014	5,000	$4.80
8/18/2014	5,000	$5.00
9/2/2014	10,000	$5.12
9/3/2013	1,000	$5.06
10/13/2014	5,000	$4.64
12/2/2014	2,000	$3.89
12/3/2014	10,000	$3.87
5/20/2015	2,000	$3.46
5/26/2014	5,000	$3.39

Jacinto

Date	Shares Acquired	Price Per Share

3/25/2016	400	$1.15
	4,600	$1.50

3/28/2016	467	$1.10
	2,000	$1.09
	2,533	$1.10

3/29/2016	3,712	$1.15

3/30/2016	800	$1.16
	4,200	$1.15
	1,000	$1.13
	5,000	$1.13
	3,200	$1.13

4/1/2016	155	$1.12
	394	$1.15

4/4/2016	1,200	$1.16
	100	$1.18
	3,800	$1.16
	100	$1.16
	100	$1.16
	1,200	$1.16
	100	$1.15
	400	$1.15
	200	$1.15

4/5/2016	200	$1.12
	4,300	$1.13

4/6/2016	700	$1.12
	300	$1.12
	4,000	$1.14

4/7/2016	5,000	$1.15

4/8/2016	800	$1.22
	1,200	$1.22
	2,000	$1.22
	2,400	$1.22
	200	$1.26
	500	$1.26
	100	$1.24
	100	$1.25
	200	$1.25
	300	$1.25
	1,600	$1.25
	1,700	$1.25
	200	$1.25
	100	$1.25

4/11/2016	5,000	$1.31
	300	$1.41
	1,700	$1.40
	100	$1.41
	1,400	$1.41
	100	$1.41
	300	$1.38
	1,100	$1.39
	200	$1.39
	100	$1.38
	100	$1.37
	200	$1.39
	100	$1.37
	100	$1.39
	200	$1.38
	100	$1.39
	600	$1.38
	700	$1.39

4/12/2016	300	$1.40
	100	$1.40
	100	$1.43
	100	$1.44
	100	$1.44
	100	$1.47
	100	$1.47
	100	$1.43
	100	$1.44
	100	$1.45
	200	$1.46
	1,200	$1.45
	700	$1.44
	1,700	$1.46
	100	$1.50
	200	$1.49
	100	$1.50
	100	$1.51
	100	$1.50
	2,100	$1.50
	200	$1.51
	100	$1.49
	100	$1.50
	100	$1.49
	200	$1.49
	100	$1.48
	100	$1.48
	100	$1.45
	400	$1.48
	100	$1.48
	700	$1.49
	100	$1.48
	700	$1.47
	200	$1.47
	200	$1.47
	900	$1.46

4/13/2016	100	$1.49
	400	$1.49
	100	$1.50
	2,000	$1.50
	2,000	$1.50
	100	$1.50
	6,339	$1.50
	100	$1.50
	100	$1.50
	100	$1.50
	700	$1.50
	2,000	$1.50
	100	$1.47
	200	$1.47
	42	$1.47
	700	$1.49
	25	$1.47
	600	$1.48
	1,200	$1.49
	500	$1.48
	100	$1.48
	2,900	$1.48
	2,100	$1.48
	5,000	$1.48
	100	$1.49
	4,400	$1.49
	100	$1.49
	600	$1.49
	100	$1.50
	700	$1.50
	2,600	$1.50
	8,084	$1.49

4/14/2016	4,700	$1.50
	300	$1.49
	5,000	$1.50
	2,200	$1.50
	1,200	$1.50
	1,000	$1.50

	144,551

Schedule II

	Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage (1)

Sabby Management, LLC and Hal Mintz (2) 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458	933,441	8.89%

Arvind Narula (3) 1000/30 P.B. Tower, 9th Floor Sukhumvit 71 Road, Klongton- Nua, Wattana, Bangkok Thailand	950,000	9.05%

Stephen Baksa, LF-RB Management, LLC and related individuals which consist of shares held by:	952,407	8.96%

Gary L. Herman – 3,390 shares
Richard Jacinto - 144,551 shares
Richard Bellofatto – 150,000 shares
Larry Hofpspirger - 115,148 shares
Edward M. Giles - 42,408 shares
Stephen D. Baksa – 496,910 shares (4)

W. John Short (5)	311,653	2.94%
Marco V. Galante	11,527	*
David Goldman (6)	56,912	*
Baruch Halpern (7)	749,300	7.13%
Henk W. Hoogenkamp (8)	43,797	*
Robert C. Schweitzer (9)	50,346	*
Peter A. Woog (10)	39,106	*
Jerry Dale Belt (11)	100,551	*
Mark McKnight	451,850	4.30%
Robert D. Smith, PhD (12)	44,697	*
All directors and executive officers as a group (10 persons) (13)	1,859,739	17.43%

* less than 1%

(1)	The applicable percentage of ownership is based on 10,496,339 shares of our common stock outstanding as of April 29, 2016, together with shares issuable upon exercise of options and warrants exercisable within 60 days of April 29, 2016.
(2)	Sabby Management, LLC (SM), a Delaware limited liability company, serves as the investment manager for both the Sabby Healthcare Master Fund, Ltd. (SHMF) and Sabby Volatility Master Fund, Ltd. (SVMF). Both SHMF and SVMF are Cayman Islands companies. Hal Mintz is the manager of SM. SHMF and SVMF beneficially own 552,741 and 380,700 shares respectively (total of 933,441 shares). SM and Hal Mintz do not directly own any shares, but each indirectly owns 933,441 shares of common stock by virtue of their control over SHMF and SVMF.
(3)	The shares are being held in escrow until earned (as defined in our agreement) by a related supplier at a fixed price of $2.80 per share. While in escrow, the shares are subject to a voting agreement, pursuant to which the escrowed shares will be voted, or not voted, to match the vote of our other outstanding common stock on a pro rata percentage basis, in order to ensure no shareholder votes are impacted.

(4)	Based on information reported on a Schedule 13D filed with the SEC on April 29, 2016, each of LF-RB Management, LLC and the individuals named below entered into certain agreements with respect to voting of our common stock. LF-RB Management, LLC may be deemed to have voting control over, and beneficial ownership of, an aggregate of 952,407 shares of our common stock, which shares are held as follows (i) Gary L. Herman is the record owner of 3,390 shares, (ii) Stephen D. Baksa is the record owner of 357,863 shares and warrants to purchase an additional 139,047 shares that may be exercised within 60 days from April 29, 2016, (iii) Richard Jacinto is the record owner of 144,551 shares, (iv) Richard Bellofatto is the record owner of 150,000 shares, (v) Larry Hofpspirger is the record owner of 115,148 shares, and (vi) Edward M. Giles is the record owner of 42,408 shares. LF-RB Management, LLC and Michael Goose, managing member of LF-RB Management LLC, are parties to the voting agreements but own no shares of our common stock. Stephen D. Baksa and Edward M. Giles did not enter into the voting agreement with the above parties, but each of them agreed to informally consult with LF-RB Management, LLC with respect to actions taken by such shareholder. The address of the principal office of LF-RB Management, LLC is 720 Fifth Avenue, 10th Floor, New York, NY 10019. The address of the principal office of Stephen D. Baksa is 2 Woods Lane, Chatham, NJ 07928.
(5)	Includes 1,250 shares held by the KAWJS Trust, 2,446 shares issuable upon exercise of warrants and 93,254 shares issuable upon exercise of options.
(6)	Includes 14,050 shares held by the David Goldman & Lois A Goldman TRS FBO GOLDMAN FAMILY TRUST UA 04/23/2004, 3,000 shares issuable upon exercise of warrants and 6,563 shares issuable upon exercise of options held by Mr. Goldman.
(7)	Includes 58,872 shares held by the Baruch Halpern Revocable Trust, 610,268 shares held by The Shoshana Shapiro Halpern Revocable Trust, 6,996 shares issuable upon exercise of options.
(8)	Includes 6,545 shares issuable upon exercise of options.
(9)	Includes 4,000 shares issuable upon exercise of warrants and 6,563 shares issuable upon exercise of options.
(10)	Includes 15,000 shares held by the Woog Family Limited Partnership.
(11)	Includes 30,080 shares issuable upon exercise of options.
(12)	Includes 12,827 shares issuable upon exercise of options.
(13)	Includes 9,446 shares issuable upon exercise of warrants and 162,828 shares issuable upon exercise of options.